Exhibit 99

NEWS

Contact:	Media:	Equity Investment	Fixed Income	Shareholder Inquiries:
	Mark Truby	Community:	Investment Community:	1-800-555-5259 or
	1-313-323-0539	Larry Heck	Dave Dickenson	1-313-845-8540
	mtruby@ford.com	1-313-594-0613 fordir@ford.com	1-313-621-0881 fixedinc@ford.com

FORD TRANSFERS ITS UAW RETIREE HEALTH CARE
LIABILITIES TO VEBA TRUST AND PRE-PAYS VEBA DEBT

DEARBORN, Mich., Jan. 4, 2010 – Ford Motor Company announced today that on Dec. 31, 2009, it completed the transfer of its UAW retiree health care liabilities to the UAW Retiree Medical Benefits Trust (“VEBA Trust”).

Pursuant to a court-approved settlement agreement, the transfer of these liabilities was implemented by Ford transferring on Dec. 31 the following assets to the VEBA Trust:

●	An Amortizing Guaranteed Secured Note maturing June 30, 2022, with an original principal amount of $6.7 billion with a corresponding estimated present value of $4.8 billion (“New Note A”);
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An Amortizing Guaranteed Secured Note maturing June 30, 2022, with an original principal amount of $6.5 billion with a corresponding estimated present value of $4.7 billion (“New Note B” and, together with New Note A, the “New Notes”);

●	Warrants expiring on Jan. 1, 2013, to purchase 362 million shares of Ford Common Stock at a price of $9.20 per share;
●	Assets in a Temporary Asset Account consisting of cash and marketable securities with an estimated value of $620 million; and
●	Assets in Ford’s internal VEBA trust consisting of cash and marketable securities with an estimated value of $3.5 billion.

Also on Dec. 31, Ford made the following payments on the New Notes:

●	A scheduled payment of $1.4 billion on New Note A;
●	An additional pre-payment of $500 million on New Note A; and
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A scheduled payment of $610 million on New Note B, which was paid in cash, in lieu of Ford's option of making New Note B payments in Ford Common Stock.  Had Ford chosen to pay in stock, the shares would have been issued at the 30-day volume weighted average price of $9.13, while Ford Common Stock closed at $10 on Dec. 31.

As a result of these actions, the New Notes will represent about $7 billion in incremental debt on Ford’s balance sheet.

“The transfer of these health care liabilities to the VEBA Trust is the culmination of several years of work and will significantly improve our competitiveness in the U.S.,” said Lewis Booth, Ford’s chief financial officer.  “We have removed a substantial health care liability from our balance sheet and have significantly reduced health care expenses.  We also have shown confidence in our liquidity and One Ford plan by pre-paying $500 million of debt owed to the VEBA Trust.”

Additional details about this transaction are included in Ford’s Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 200,000 employees and about 90 plants worldwide, the company’s automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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